(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2015, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer, LNR PARTNERS, LLC, as General Special Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Master Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Special Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as One Court Square Special Servicer, PENTALPHA SURVEILLANCE LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2015-NXS3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.        A review of the activities of the General Master Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the General Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Leslie Hayton

Leslie Hayton

Managing Director

Wells Fargo Bank

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